SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ---------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                        (Amendment No. ____________) 1



                               e-centives, Inc.
-----------------------------------------------------------------------------
                               (Name of Issuer)



                                 COMMON STOCK
-----------------------------------------------------------------------------
                        (Title of Class of Securities)



                                  26830H103
-----------------------------------------------------------------------------
                                (CUSIP Number)



          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          | | Rule 13d-1(b)
          |X| Rule 13d-1(c)
          | | Rule 13d-1(d)

-----------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 26830H103               13G                      Page 2 of 5 Pages


------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Inktomi Corporation
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                (b) |_|
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware
------------------------------------------------------------------------------
       NUMBER OF            5     SOLE VOTING POWER            2,551,700
        SHARES
      BENEFICIALLY          --------------------------------------------------
        OWNED BY            6     SHARED VOTING POWER          Not Applicable
         EACH
       REPORTING            --------------------------------------------------
        PERSON              7     SOLE DISPOSITIVE POWER       2,168,945
         WITH
                            --------------------------------------------------
                            8    SHARED DISPOSITIVE POWER      Not Applicable

------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH            2,551,700
        EPORTING PERSON
------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES
------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      14.4%

------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON                               CO

------------------------------------------------------------------------------



Item 1(a).       Name of Issuer:
----------       --------------

                 e-centives, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:
----------       -----------------------------------------------

                 3901 Rockledge Drive
                 7th Floor
                 Bethesda, MD  20817

Item 2(a).       Name of Person Filing:
----------       ---------------------

                 Inktomi Corporation

Item 2(b).       Address of Principal Business Office or, if none, Residence:
----------       -----------------------------------------------------------

                 4100 East Third Avenue
                 Foster City, CA  94404

Item 2(c).       Citizenship:
----------       -----------

                 Delaware

Item 2(d).       Title of Class of Securities:
----------       ----------------------------

                 Common Stock

Item 2(e).       CUSIP Number:
----------       ------------

                 26830H103

Item 3.          If this statement is filed pursuant to Rule 13d-1(b), or
-------          Rule 13d-2(b) or (c), check whether the person filing is a:
                 ----------------------------------------------------------

          (a)    [ ] Broker or dealer registered under Section 15 of the
                     Exchange Act;

          (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)    [ ] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act;

          (d)    [ ] Investment company registered under Section 8 of the
                     Investment Company Act;

          (e)    [ ] An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);

          (f)    [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)    [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

          (h)    [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

          (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

          (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

Item 4.        Ownership.
-------        ---------

        (a)    Amount Beneficially Owned:
               -------------------------
               2,551,700 shares

        (b)    Percent of Class:
               ----------------
               14.4%

        (c)    Number of shares as to which such person has:
               --------------------------------------------
               (i)    Sole power to vote or to direct the vote:
                      ----------------------------------------
                      2,551,700 shares

               (ii)   Shared power to vote or to direct the vote:
                      ------------------------------------------
                      0 shares

               (iii)  Sole power to dispose or to direct the disposition of:
                      -----------------------------------------------------
                      2,168,945 shares

               (iv)   Shared power to dispose or to direct the disposition of:
                      -------------------------------------------------------
                      0 shares

Item 5.        Ownership of Five Percent or Less of a Class.
-------        --------------------------------------------
               Not Applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.
-------        ---------------------------------------------------------------
               Not Applicable

Item 7.        Identification and Classification of the Subsidiary Which
-------        Acquired the Security Being Reported on By the Parent
               Holding Company.
               ---------------------------------------------------------------
               Not Applicable

Item 8.        Identification and Classification of Members of the Group.
-------        ---------------------------------------------------------
               Not Applicable

Item 9.        Notice of Dissolution of Group.
-------        ------------------------------
               Not Applicable

Item 10.       Certifications.
--------       --------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE
                                  ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     April 20, 2001



                                  INKTOMI CORPORATION

                                  By:  /s/ Tim Stevens
                                       --------------------------------
                                       Name:  Tim Stevens
                                       Title: Vice President Business Affairs
                                              and General Counsel